INVESTOR RIGHTS AGREEMENT (the “Agreement”), dated as of February 5, 2014, among The New Home Company Inc., a Delaware corporation (the “Company”), TNHC PARTNERS LLC, a Delaware limited liability company (“TNHC Partners”), IHP CAPITAL PARTNERS VI, LLC, a Delaware limited liability company (“IHP”), WATT/TNHC LLC, a California limited liability company (“Watt”), TCN/TNHC LP, a Delaware limited partnership (“Tricon;” each of IHP, Watt and Tricon a “External Member” and collectively, the “External Members”), H. Lawrence Webb, Wayne J. Stelmar, Joseph D. Davis and Thomas Redwitz (each of Messrs. Webb, Stelmar, Davis and Redwitz a “Holder” and collectively, the “Holders”).
WHEREAS, in connection with the IPO (as defined herein), the Company intends to consummate the transactions described in the Registration Statement on Form S-1 (Registration No. 333-189366), as amended (the “IPO Registration Statement”);
WHEREAS, as an inducement to the External Members to take such actions as may be necessary or appropriate to cause the IPO to be consummated, the Company, TNHC Partners, the Holders and the External Members hereby agree that this Agreement shall govern the rights of each External Member to nominate one director nominee selected by such External Member on the terms set forth herein;
WHEREAS, as a further inducement to the External Members to take such actions as may be necessary or appropriate to cause the IPO to be consummated, TNHC Partners and the Holders hereby agree that this Agreement shall govern their respective obligation to vote their Voting Securities (as defined herein) in favor of the election of the nominees designated by the External Members;
WHEREAS, the External Members hereby agree that this agreement shall govern their respective obligation to vote their Voting Securities in favor of the election of H. Lawrence Webb, Wayne Stelmar, any other Holder who is a director nominee and Michael Berchtold in any election in which Messrs. Webb, Stelmar or Berchtold or any other Holder is a director nominee; and
WHEREAS, the Company, TNHC Partners, the Holders and the External Members desire to address herein certain relationships between themselves with respect to the composition of the Board (as defined herein).
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the recitals to this Agreement.
“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.
“Board” means the Board of Directors of the Company.
“Company” has the meaning set forth in the preamble to this Agreement.
“Common Stock” means the common stock, par value $0.01 per share, of the Company and any equity securities issued or issuable in exchange for or with respect to such Common Stock by way of a dividend, split or combination of shares of stock or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“Holder” has the meaning set forth in the preamble to this Agreement.
“IPO” means the initial public offering of Common Stock, as described in the IPO Registration Statement.
“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.
“Permitted Transferee” shall mean, with respect to each External Member and its Permitted Transferees, a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned directly or indirectly by such External Member; provided, however, that any subsequent transfer of any portion of the Beneficial Ownership of the entity such that it is Beneficially Owned in any part by a Person other than such External Member will not be deemed to be a transfer to a Permitted Transferee.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity.
“Total Voting Power of the Company” means the total number of votes that may be cast in the election of directors of the Company if all Voting Securities outstanding were present and voted at a meeting held for such purpose. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for this purpose.
“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote generally in the election of directors of the Company. For the avoidance of doubt, the Voting Securities Beneficially Owned by any Person that are not outstanding and are subject to issuance upon exercise or exchange of rights of conversion or any options, warrants or other rights Beneficially Owned by such Person shall not be deemed to be outstanding for purposes of this Agreement.
SECTION 1.2 Gender. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.
ARTICLE II
THE EXTERNAL MEMBERS’ BOARD REPRESENTATION
SECTION 2.1 Nominees.
(a)    Unless this Agreement is earlier terminated pursuant to Section 4.1(ii) with respect to any such External Member, so long as any External Member Beneficially Owns Voting Securities representing 4% or more of the Total Voting Power of the Company, the Board shall nominate one individual designated by such External Member such that such External Member may have one designee on the Board.
(b)    Unless this Agreement is earlier terminated pursuant to Section 4.1(ii) with respect to any such External Member, in the event that any designee of any External Member under this Section 2.1 shall for any reason cease to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled by an individual designated by such External Member.
ARTICLE III
AGREEMENT TO VOTE
SECTION 3.1 Agreement to Vote Voting Securities. Commencing on the date of this Agreement and unless this Agreement is earlier terminated pursuant to Section 4.1(ii) with respect to any such External Member, at every meeting of the stockholders of the Company called with respect to the election of nominees to the Board, and on every action or approval by written consent of the stockholders of the Company or in any other circumstance in which the vote, consent or approval of the stockholders of the Company is sought with respect to the election of nominees to the Board, each Holder and TNHC Partners, in their respective capacity as a Beneficial Owner of Voting Securities, shall appear at the meeting or otherwise cause Voting Securities that they Beneficially Own (including any Voting Securities acquired after the date hereof) to be counted as present thereat for purposes of establishing a quorum and agrees to vote (or cause to be voted) any and all of such Voting Securities or give consent with respect thereto, or cause consent to be given with respect thereto, in favor of the election to the Board the nominee designated by any External Member in accordance with Section 2.1 hereof; and each External Member in its capacity as a Beneficial Owner of Voting Securities, shall appear at the meeting or otherwise cause Voting Securities that it Beneficially Owns (including any Voting Securities acquired after the date hereof) to be counted as present thereat for purposes of establishing a quorum and agrees to vote (or cause to be voted) any and all of such Voting

Securities or give consent with respect thereto, or cause consent to be given with respect thereto, in favor of the election to the Board of H. Lawrence Webb, Wayne Stelmar any other Holder who is a director nominee and Michael Berchtold. Each party to this Agreement hereof agrees that such party will not (A) grant any proxy, power-of-attorney or other authorization, in or with respect to any Voting Securities, or take any other action that would in any way restrict, limit or interfere with the performance of such party’s obligations hereunder, or (B) directly or indirectly, solicit, initiate, seek, encourage or support or take any other action the effect of which would be inconsistent with or violative of any provision contained in this Section 3.1. The parties may vote the Voting Securities on all other matters. This agreement shall not, and shall not be construed to, restrict the ability of any party to sell or dispose of any Voting Securities, in the open market or otherwise.
SECTION 3.2 Stockholder Capacity. Each Holder is entering into this Agreement in his capacity as the record and Beneficial Owner of his respective Voting Securities. Notwithstanding any other provision of this Agreement, including without limitation Section 3.1, to the extent a Holder serves as an officer or director of the Company, nothing contained herein shall limit his ability to exercise his ordinary and customary duties as an officer or director of the Company, including, without limitation, the exercise of his fiduciary obligations to the Company and its stockholders.
ARTICLE IV
TERMINATION
SECTION 4.1 Term. This Agreement shall automatically terminate (i) with respect to all parties upon the date on which each External Member, together with its Permitted Transferees, cease to hold shares of stock representing not less than 4% of the Total Voting Power of the Company based on the aggregate amount of stock issued and outstanding immediately after the consummation of the IPO and (ii) with respect to any External Member upon the date on which such External Member, together with its Permitted Transferees, cease to hold shares of stock representing not less than 4% of the Total Voting Power of the Company based on the aggregate amount of stock issued and outstanding immediately after the consummation of the IPO.
SECTION 4.2 Survival. If this Agreement is terminated (i) pursuant to Section 4.1(i), this Agreement shall become void and of no further force and effect and (ii) pursuant to Section 4.1(ii) with respect to any External Member, this Agreement shall become void and of no further force and effect only with respect to such External Member.
SECTION 4.3 Resignation; Withdrawal. Promptly after the date on which any External Member, together with its Permitted Transferees, cease to hold shares of stock representing not less than 4% of the Total Voting Power of the Company based on the aggregate amount of stock issued and outstanding immediately after the consummation of the IPO, such External Member shall cause its Board designee to, and such Board designee shall, resign from the Board or withdraw such designee’s nomination to serve on the Board, as applicable, in each case, with immediate effect and shall no longer be considered a Director.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
SECTION 5.1 Representations and Warranties of the External Members. Each External Member represents and warrants to the Company and the Holders, severally and not jointly, that (a) such External Member is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such External Member or its attorney-in-fact on its behalf and is a valid and binding agreement of such External Member, enforceable against such External Member in accordance with its terms; and (c) the execution, delivery and performance by such External Member of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such External Member is a party or the organizational documents of such External Member.
SECTION 5.2 Representations and Warranties of the Company. The Company represents and warrants to the External Members and the Holders that (a) the Company is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under its certificate of incorporation, any existing applicable law of any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof, exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company, or any agreement or instrument by which the Company or any of its assets may be bound.
SECTION 5.3 Each Holder represents and warrants to the Company and the External Members that (a) he is legally competent to execute this Agreement; (b) this Agreement has been duly executed by such Holder or his attorney-in-fact on behalf of such Holder and is a valid and binding agreement of such Holder, enforceable against such Holder in accordance with its terms; and (c) the execution, delivery and performance by such Holder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Holder is a party.
ARTICLE VI
MISCELLANEOUS
SECTION 6.1 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6.1) or nationally recognized overnight courier, addressed to such party at the address or facsimile number set forth below or such other address or facsimile number as may hereafter be designated in writing by such party to the other parties:
(a) if to the Company, to:
The New Home Company Inc.
95 Enterprise, Suite 325
Aliso Viejo, California 92656
(Telephone) (949) 382-7811
(Facsimile) (949) 382-7801
Attention: Wayne Stelmar
with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
(Telephone) (212) 839-5374
(Facsimile) (212) 839-5599
Attention: J. Gerard Cummins, Esq.
(b) if to IHP or Watt, to:
c/o The New Home Company Inc.
95 Enterprise, Suite 325
Aliso Viejo, California 92656
(Telephone) (949) 382-7811
(Fascimile) (949) 382-7801
Attention: [Insert name of External Member]
(c) if to Tricon, to:
c/o Tricon Capital Group Inc.
1067 Yonge Street
Toronto, ON M4W 2L2
Canada
(Telephone) (416) 928-4114
(Fascimile) (416) 925-5022
Attention: Chief Executive Officer
Email: dberman@triconcapital.com
(d) if to any Holder, to:
c/o The New Home Company Inc.
95 Enterprise, Suite 325
Aliso Viejo, California 92656

(Telephone) (949) 382-7811
(Fascimile) (949) 382-7801
Attention: [Insert name of Holder]
with a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
(Telephone) (212) 839-5374
(Facsimile) (212) 839-5599
Attention: J. Gerard Cummins, Esq.
SECTION 6.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
SECTION 6.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.
SECTION 6.5 Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares of stock and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.
SECTION 6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

SECTION 6.7 Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.
SECTION 6.8 Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.
SECTION 6.9 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the Court of Chancery located in the State of Delaware, County of Newcastle (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (ii) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, any External Member or any Holder at their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (iii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS

AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
SECTION 6.10 Amendments; Waivers.
(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 6.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

/s/ H. Lawrence Webb

H. Lawrence Webb
/s/ Wayne J. Stelmar
Wayne J. Stelmar
/s/ Joseph D. Davis
Joseph D. Davis
/s/ Thomas Redwitz
Thomas Redwitz

THE NEW HOME COMPANY INC. By: /s/ H. Lawrence Webb .
Name: H. Lawrence Webb Title: Chief Executive Officer

TNHC PARTNERS LLC,
a Delaware limited liability company

By: /s/ H. Lawrence Webb____________
H. LAWRENCE WEBB, Manager

By: /s/ Wayne J. Stelmar______________
WAYNE J. STELMAR, Manager

By: /s/ Joseph D. Davis_______________
JOSEPH D. DAVIS, Manager

By: /s/ Thomas Redwitz_______________
THOMAS REDWITZ, Manager

IHP CAPITAL PARTNERS VI, LLC,
a Delaware limited liability company

By: Institutional Housing Partners VI, L.P.,
a California limited partnership
Its Manager

By: IHP Capital Partners
a California corporation
Its General Partner

By: /s/ Douglas C. Neff___________
Print name: Douglas C. Neff
Print title: President

By: /s/ Brian P. McGowan_________
Print name: Brian P. McGowan
Print title: Chief Operating Officer

WATT/TNHC LLC,
a California limited liability company

By: /s/ Howard Press	Print name: Howard Press Print title: President

TCN/TNHC LP,
a Delaware limited partnership

By: TCN/TNHC GP LLC
a Delaware limited liability company
Its General Partner

By: /s/ Jeremy Scheetz
Print name: Jeremy Scheetz
Print title: Vice President